Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     AGREEMENT dated as of May 6, 2009 between BRIGHTPOINT, INC., an Indiana corporation (the “Employer” or the “Company”), and ANTHONY W. BOOR (the “Employee”).
WITNESSETH:
     WHEREAS, the Employer desires to employ the Employee as its Executive Vice President, Chief Financial Officer and Treasurer to be assured of his services as such on the terms and conditions hereinafter set forth; and
     WHEREAS, the Employee is willing to accept such employment on such terms and conditions;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Employee hereby agree as follows:
1. Term.
     Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer for a four-year period commencing effective as of the date of this Agreement (the “Effective Date” and any year commencing on the Effective Date or any anniversary of the Effective Date being hereinafter referred to as an “Employment Year”).
2. Employee Duties.
     2.1 During the term of this Agreement, the Employee shall have the title of Executive Vice President, Chief Financial Officer and Treasurer and shall have the duties and responsibilities attached hereto as Exhibit A, reporting directly to the Chief Executive Officer of Employer and the Board of Directors of the Employer (the “Board”). It is understood that such duties and responsibilities shall be reasonably related to the Employee’s position.
     2.2 The Employee shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company. The principal place of performance by the Employee of his duties hereunder shall be the Company’s principal executive offices, although the Employee may be required to travel outside of the area where the Company’s principal executive offices are located in connection with the business of the Company. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Employee from devoting reasonable periods of time required for serving as a director of any organization or corporation involving no conflict of interest with the interests of the Company and with the written consent of the Company, which consent shall not be unreasonably withheld, provided that such activities do not materially interfere with the due performance of his duties and responsibilities under this Agreement as determined by the Chief Executive Officer of the Company.

3. Compensation.
     3.1 During the term of this Agreement, the Employer shall pay the Employee a salary (the “Salary”) at a rate of $450,000 per annum in respect of each Employment Year, payable in equal monthly installments on the first day of each month, or at such other times as may mutually be agreed upon between the Employer and the Employee. Such Salary may be increased from time to time at the discretion of the Board or the Board’s Compensation and Human Resources Committee (“Compensation Committee”).
     3.2 In addition to the foregoing, as of the date hereof, the Company has granted to the Employee a Supplemental Executive Retirement Benefit, which is evidenced by an agreement in substantially the form of Exhibit B hereof.
     3.3 In addition to the foregoing, the Employee shall be entitled to such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded to him by the Board or the Compensation Committee during or in respect of his employment hereunder.
4. Benefits.
     4.1 During the term of this Agreement, the Employee shall have the right to receive or participate in all existing and future benefits and plans which the Company may from time to time institute during such period for its executive officers (the “Executive Officers”) and for which the Employee is eligible. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or any other obligation payable to the Employee pursuant to this Agreement.
     4.2 During the term of this Agreement, the Employee will be entitled to the number of paid holidays, personal days off, paid vacation days and sick leave days in each calendar year as are determined by the Company from time to time. Such paid vacation may be taken in the Employee’s discretion with the prior approval of the Employer, and at such time or times as are not inconsistent with the reasonable business needs of the Company.
5. Travel Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Employee during the term of this Agreement shall be paid by the Employer provided that such expenses are incurred in accordance with the Company’s policies. If any such expenses are paid in the first instance by the Employee, the Employer shall reimburse him therefor on presentation of appropriate receipts for any such expenses.
6. Termination. Employee’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:
     6.1 Death. The Employee’s employment under this Agreement shall terminate upon his death.
     6.2 Disability. If, as a result of the Employee’s incapacity due to physical or mental illness, the Employee shall have been absent from his duties under this Agreement for 90 consecutive calendar days, the Employer may terminate the Employee’s employment under this Agreement.
     6.3 Cause. The Employer may terminate the Employee’s employment under this Agreement for Cause.
          (a) For purposes of this Agreement, “Cause” shall mean (i) an act or acts of dishonesty, fraud or breach of trust by Employee relating to his duties or employment with the Company or breach of fiduciary duty against the Company or any of its affiliates; (ii) Employee’s unlawful conduct, willful misconduct or gross negligence that is injurious to the Company, either financially or in reputation; (iii) Employee engaging in conduct that is considered contrary to community standards of justice, honesty or good morals which is injurious to the Company, either financially or in reputation; (iv) the Employee’s conviction of, or plea of guilty or nolo contendere to, a felony; (v) failure of Employee to perform his duties and responsibilities hereunder or to satisfy his obligations as an officer or Employee of the Company, which failure has not begun to be cured by Employee within seven (7) days after written notice thereof to Employee from the Company (and which is not cured within 30 days after written notice thereof to Employee from the Company); (vi) material breach of any terms and conditions of this Agreement by Employee, which breach has not begun to be cured by Employee within seven (7) days after written notice thereof to Employee from the Company (and which is not cured within 30 days after written notice thereof to Employee from the Company); or (vii) Employee’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Employee’s duties and responsibilities under this Agreement.
          (b) For purposes of this Agreement, a “Change of Control” shall be deemed to occur, unless previously consented to in writing by the Employee, upon (i) individuals who, as of the date hereof, constitute the Board of Directors of the Employer (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board of Directors of the Employer (the “Board”); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Employer’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs in connection with a Combination, as defined below, or as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; (ii) the acquisition of beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the voting securities of the Employer by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) not affiliated with the Employee or the Employer; provided, however, that no Change of Control shall be deemed to have occurred for purposes of this Agreement if such person, entity or group acquires beneficial ownership of 15% or more of the voting securities of the Employer (A) as a result of a combination of the Employer or a wholly-owned subsidiary of the Employer with such person, entity or group or another entity owned or controlled by such person, entity or group (whether effected by a merger, consolidation, sale of assets or exchange of stock or otherwise) (a

“Combination”) and (B) (x) executive officers of the Employer (as designated by the Board for purposes of Section 16 of the Exchange Act) immediately prior to the Combination constitute not less than 50% of the executive officers of the Employer for a period of not less than six (6) months after the Combination (for purposes of calculating the executive officers of the Employer after the Combination, those executive officers who are terminated by the Employer for Cause or who terminate their employment without Good Reason shall be excluded from the calculation entirely), and (y) the members of the Incumbent Board immediately prior to the Combination constitute not less than 50% of the membership of the Board after the Combination and (z) after the Combination, more than 35% of the voting securities of the Employer is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities of the Employer immediately prior to the Combination, it being understood that while the existence of a Change in Control pursuant to this Section 6.3(b) may not be ascertainable for six (6) months after the Combination, if it is ultimately determined that such Combination constituted a Change in Control, the date of the Change of Control shall be the effective date of the Combination; (iii) the commencement of a proxy contest against the management for the election of a majority of the Board of the Employer if the group conducting the proxy contest owns, has or gains the power to vote at least 15% of the voting securities of the Employer; (iv) the consummation of a reorganization, merger or consolidation, or the sale, transfer or conveyance of all or substantially all of the assets of the Employer to any person or entity not affiliated with the Employee or the Employer unless, following such reorganization, merger, consolidation, sale, transfer or conveyance, the conditions set forth in clause (ii)(B) above are present; or (v) the complete liquidation or dissolution of the Employer.
     6.4 Termination by the Employee for Good Reason Upon a Change of Control. The Employee may terminate his employment under this Agreement for Good Reason (as hereinafter defined) at any time within twelve months after a Change of Control.
          (a) For purposes of this Agreement, “Good Reason” shall mean (i) any material reduction or limitation of the powers of the Employee in any respect not contemplated by, this Agreement, (ii) failure of the Employer to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Section 9.9 of this Agreement, (iii) any material change in the geographic location in which the Employee is required to work or (iv) any other action or inaction that constitutes a material breach by the Employer under this Agreement. With respect to the matters set forth in this paragraph, the Employee must give the Employer 30 days prior written notice of his intent to terminate this Agreement as a result of any breach or alleged breach of the applicable provision and the Employer shall have the right to cure any such breach or alleged breach within such 30 day period.
     6.5 Termination without Cause. The Employer may terminate the Employee’s employment under this Agreement without Cause.
     6.6 Termination without Good Reason. The Employee may terminate his employment under this Agreement without Good Reason.
7. Notice of Termination.

     Any termination of the Employee’s employment by the Employer or by the Employee (other than termination by reason of the Employee’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated; provided, however, that the failure to indicate any specific termination provision in such notice shall not constitute a waiver of such provision.
8. Date of Termination.
     The “Date of Termination” shall mean (a) if the Employee’s employment is terminated by his death, the date of his death, (b) if the Employee’s employment is terminated pursuant to Section 6.2 above, the date on which the Notice of Termination is given, (c) if the Employee’s employment is terminated pursuant to Section 6.3 above, the date specified on the Notice of Termination after the expiration of any cure periods and (d) if the Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given after the expiration of any cure periods.
9. Compensation Upon Termination.
     9.1 If the Employee’s employment shall be terminated by reason of his death, the Employer shall promptly pay to such person as he shall designate in writing filed with the Employer, or if no such person shall be designated, to his estate as a lump sum benefit, his full Salary to the date of his death in addition to any payments the Employee’s spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy or similar plan or policy then maintained by the Employer, and such payments shall, assuming the Employer is in compliance with the provisions of this Agreement, fully discharge the Employer’s obligations with respect to Section 3 of this Agreement, but all other obligations of the Employer under this Agreement, including the obligations to indemnify, defend and hold harmless the Employee, shall remain in effect.
     9.2 During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Employee shall continue to receive his Salary until the Employee’s employment is terminated pursuant to Section 6.2 of this Agreement and the Employer shall have no further obligations with respect to Section 3 of this Agreement, but all other obligations of the Employer under this Agreement, including the obligations to indemnify, defend and hold harmless the Employee, shall remain in effect.
     9.3 If the Employee’s employment shall be terminated by the Employer for Cause or if his employment shall be terminated by the Employee without Good Reason, the Employer shall pay the Employee his full Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, and the Employer shall, assuming the Employer is in compliance with the provisions of this Agreement, have no further obligations with respect to Section 3 of this Agreement, but all other obligations of the Employer under this Agreement, including the obligations to indemnify, defend and hold harmless the Employee, shall remain in effect.

     9.4 If the Employer shall terminate the Employee’s employment pursuant to Section 6.5 hereof, then the Employer shall pay to the Employee:
          (a) his full Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;
          (b) for periods subsequent to the Date of Termination (in lieu of any further payments pursuant to Section 3 of this Agreement), Non-Cause Severance Pay (as hereinafter defined), payable on the tenth day following the Date of Termination.
               (i) As used herein, “Non-Cause Severance Pay” shall mean: a lump sum amount equal to (A) Salary received or earned and any cash bonus earned by the Employee from the Employer during the twelve months prior to the Termination Date, multiplied by (B) two and ninety-nine hundredths (2.99).
     9.5 If Employee shall terminate his employment pursuant to Section 6.4 hereof, then the Employer shall pay to the Employee:
          (a) his full Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;
          (b) for periods subsequent to the Date of Termination (in lieu of any further payments pursuant to Section 3 of this Agreement), Change of Control Severance Pay (as hereinafter defined), payable on the tenth day following the Date of Termination.
               (i) As used herein, “Change of Control Severance Pay” shall mean: a lump sum amount equal to (x) Salary (plus any bonus) received or earned by the Employee from the Employer during the twelve months prior to the Termination Date, multiplied by (y) two and ninety-nine hundredths (2.99).
     9.6 In the event any excise tax is due on the Non-Cause Severance Pay or the Change of Control Severance Pay (together, the “Severance Pay”), then the Severance Pay shall be increased so that the excise tax on the Severance Pay shall be paid as well as any income tax payable on such excise tax.
     9.7 Severance Cap.
          (a) Notwithstanding Sections 9.4 or 9.5 above or Section 9.8 below, the total value to be received by the Employee due to the Severance Pay pursuant to Sections 9.4 or 9.5 and the accelerated vesting pursuant to Section 9.10 (the “Accelerated Vesting”) (such total value referred to herein as the “Total Severance Value”) may not exceed $2.75 million (the “Severance Cap”).
          (b) For purposes of calculating the value of the Accelerated Vesting, (i) the value of the accelerated vesting of an option on a share of stock shall equal the result of the Fair Market Value (as defined in the Brightpoint, Inc. 2004 Long-Term Incentive Plan (the “Plan”)) for such share of stock underlying the option on the date of the accelerated vesting less the strike price for such option (if such result is a negative number, the result shall be deemed to be zero)

and (ii) the value of the accelerated vesting of a share of restricted stock shall equal the Fair Market Value for such share of stock on the date the vesting accelerates. In addition, if the Employee receives Accelerated Vesting upon a Change of Control, then, for purposes of calculating the Total Severance Value, any Accelerated Vesting and Severance Pay the Employee receives within the 12-month period following the Accelerated Vesting received upon the Change of Control shall each be added to calculate the Total Severance Value (with the value of each Accelerated Vesting and the Severance Pay to be at face value without adjustment for any time value of money). If elected by the Employee, the determination of whether the Total Severance Value exceeds the Severance Cap shall be made by a nationally recognized United States public accounting firm (the “Accounting Firm”) jointly selected by the Employer and the Employee and paid by the Employer, with such determination following the valuation guidance provided in this Section 9.7). If the Employee and the Employer cannot agree on the firm to serve as the Accounting Firm, then the Employee and the Employer shall each select one accounting firm and those two firms shall jointly select the Accounting Firm.
          (c) If a reduction in the Total Severance Value is required, then the Employee shall choose to either reduce the Severance Pay or to limit Accelerated Vesting, to the extent needed; provided, however, that if the Total Severance Value is the sum of Accelerated Vesting received upon a Change of Control and subsequent Accelerated Vesting and/or Severance Pay, the reduction chosen by the Employee may not affect the Accelerated Vesting received upon the Change of Control.
     9.8 The Employee shall as a condition to receiving any amounts under Sections 9.4 and 9.5, provide the Employer with an acceptable form of release agreement, whereby the Employer is released from its obligations hereunder, other than the payment obligations with respect to Sections 9.4 and 9.5 hereunder.
     9.9 The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such Agreement prior to the effectiveness of any such succession shall be considered “Good Reason” pursuant to Section 6.4(a) of this Agreement. As used in this Agreement, “Employer” shall mean the Employer and any successor to its business and/or assets which executes the Agreement or which otherwise becomes bound by the terms and conditions of this Agreement by operation of law.
     9.10 Upon the occurrence of a Change of Control, subject to the proviso in clause (y) below, or termination of the Employee by the Employer without Cause, then notwithstanding the vesting and exercisability schedule in any stock option, restricted stock unit or restricted stock award agreement relating to an annual stock option, restricted stock unit or restricted stock award to the Employee, (x) all then-unvested stock options pursuant to such awards shall immediately vest and become exercisable and shall remain exercisable for 180 days thereafter (or the expiration of the term of the stock option, if shorter) and (y) all then-unvested shares or units of restricted stock, restricted stock units or other stock based awards shall immediately vest; provided, however that for purposes of determining whether a change of control has occurred with regard to such restricted stock, restricted stock units or other stock based compensation, the definition of “change of control” shall be the definition contained in the applicable employee benefit plan or award agreement.
10. Confidentiality; Noncompetition.
     10.1 The Employer and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company. The term “confidential information” shall mean any and all information (verbal and written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which can be shown by the Employee to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 10.1, including, but not limited to, information relating to: trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. The Employee agrees that he will not, during or for a period of two years after the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Employee during his employment by Employer, without the prior written consent of Employer; provided, however, that the Employee understands that Employee will be prohibited from misappropriating any trade secret (as defined for purposes of Indiana law) at any time during or after the termination of employment.
     10.2 The Employee hereby agrees that he shall not, during the period of his employment and for a period of two (2) years following such employment, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Employee’s employment or on the date of termination of the Employee’s employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the Company’s principal business activities. Notwithstanding the foregoing, Employee shall be permitted to own (as a passive investment) not more than 5% of any class of securities which is publicly traded; provided, however that said 5% limitation shall apply to the aggregate holdings of Employee and those of all other persons and entities with whom Employee has agreed to act for the purpose of acquiring, holding, voting or disposing of such securities.
     10.3 The Employee hereby agrees that he shall not, during the period of his employment and for a period of two (2) years following such employment, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitations of the Company’s customers, or persons listed on the personnel lists of the Company. At no time during the term of this Agreement, or thereafter shall the Employee directly or indirectly, disparage the commercial, business or financial reputation of the Company.

     10.4 For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs 10.2 and 10.3 above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Employee, (but only those suppliers existing during the time of the Employee’s employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.
     10.5 Upon the termination of the Employee’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company.
     10.6 Inventions.
          (a) The Employee agrees that all processes, technologies and inventions (“Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by Employer shall belong to the Company, provided that such Inventions grew out of the Employee’s work with the Company, are related in any manner to the business (commercial or experimental) of the Company or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Employee shall further: (i) promptly disclose such Inventions to the Company; (ii) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventorship;
          (b) If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Employee within two years after the termination of his employment by the Company, it is to be presumed that the Invention was conceived or made during the period of the Employee’s employment by the Company, unless such Invention is entirely unrelated to the Company’s business directly or indirectly; and
          (c) The Employee agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.
     10.7 The Company shall be the sole owner of all products and proceeds of the Employee’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Employee may acquire, obtain, develop or create in connection with and during the term of the Employee’s employment hereunder, free and clear of any claims by the Employee (or anyone claiming under the Employee) of any kind or character whatsoever (other than the Employee’s right to receive payments hereunder). The Employee shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.
     10.8 The parties hereto hereby acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 10, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.
     10.9 The parties hereto hereby acknowledge that, in addition to any other remedies the Company may have under Section 10.8 hereof, the Company shall have the right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of Section 10, and the Employee hereby agrees to account for and pay over such Benefits to the Company.
     10.10 Each of the rights and remedies enumerated in Sections 10.8 and 10.9 shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
     10.11 If any provision contained in this Section 10 is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.
     10.12 If any provision contained in this Section 10 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be enforceable as contemplated hereby.
     10.13 It is the intent of the parties hereto that the covenants contained in this Section 10 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 10 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.
11. Indemnification.
     The Employer shall indemnify and hold harmless the Employee against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Employer. The foregoing indemnification obligation is independent of any similar obligation provided in the Employer’s Certificate of Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the Effective Date, and to matters attributable to his employment hereunder, without regard to when asserted.
12. Compliance with Code Section 409A.
     12.1 It is intended that any amounts payable under this Employment Agreement and the Employer’s and the Employee’s exercise of authority or discretion hereunder shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the Treasury regulations and other published guidance relating thereto, so as not to subject the Employee to the payment of any interest or additional tax imposed under Code Section 409A. To the extent any amount payable to the Employee from the Employer, per this Employment Agreement or otherwise, would trigger the additional tax imposed by Code Section 409A, the payment arrangements shall be modified to avoid such additional tax. Notwithstanding any provision in the Employment Agreement to the contrary, as needed to comply with Code Section 409A, payments due under this Agreement shall be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following the Employee’s separation from service shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh-month following separation from service, as defined under Code Section 409A.
     12.2 The Employer shall pay in full any Delayed Payment in accordance with Section 12.1 and shall not deduct from or setoff against any Delayed Payment (i) any compensation earned by the Employee as the result of employment by another employer or business or profits earned by the Employee from any other source at any time before and after the Date of Termination, or (ii) any other amounts actually owed or claimed by the Employer to be owed by the Employee to the Employer in connection with any claim the Employer has or makes against the Employee.”
13. General.
     This Agreement is further governed by the following provisions:
     13.1 Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Employer:	Brightpoint, Inc.
7365 Interactive Way, Suite 200

Indianapolis, Indiana 46278
Attn: General Counsel

To the Employee:	Anthony W. Boor
5750 Stonechat Lane
Indianapolis, Indiana 46237
     13.2 Parties in Interest. Employee may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.
     13.3 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.
     13.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana. Employee agrees to and hereby does submit to jurisdiction before any state or federal court of record in Marion County, Indiana, or in the state and county in which such violation may occur, at Employer’s election.
     13.5 Warranty. Employee hereby warrants and represents that Employee has ideas, information and know-how relating to the type of business conducted by Employer, and Employee’s disclosure of such ideas, information and know-how to Employer will not conflict with or violate the rights of any third party or parties.
     13.6 Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.
     13.7 Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BRIGHTPOINT, INC.
By:	/s/ Steven E. Fivel
	Name:	Steven E. Fivel
	Title:	Executive Vice President, General Counsel & Secy.

/s/ Anthony W. Boor
Anthony W. Boor

Exhibit A
DUTIES AND RESPONSIBILITIES
The duties and responsibilities of the Executive Vice President, Chief Financial Officer and Treasurer include, but are not limited to, the following:
1. Management of the corporate finance staff including Corporate Controller, Vice President of Corporate Finance, Director of Internal Audit, and the staff reporting thereto.
2. Development and implementation of strategies relating to accounting and reporting, capital structure, and corporate finance activities.
3. Management of relationships with independent auditors, investment banks and commercial banks.
4. Participation in external reporting, including SEC reporting and compliance.
5. Maintenance and development of adequate and appropriate levels of capital.
6. Participation in negotiation of material contracts.
7. Participation in strategic planning.
8. Participation in Executive Committee activities.
9. Participation in investor relations and communications with analysts.
10. Risk management.
11. Development and implementation of federal, state and foreign tax strategies.
12. Other duties consistent with the position of Executive Vice President, Chief Financial Officer and Treasurer that may be assigned from time to time by the Chief Executive Officer or Board of Directors.

A-1

Exhibit B
      See Exhibit 10.2 to this Form 8K.

B-1